Exhibit 99.1

PANAMSAT CORPORATION PRICES NOTE OFFERING

WILTON, CT, June 19, 2006— PanAmSat Holding Corporation (“PanAmSat”) announced today that its wholly-owned subsidiary, PanAmSat Corporation, has priced $575 million aggregate principal amount of 9% senior notes due 2016 in connection with the contemplated acquisition of PanAmSat by Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), a wholly-owned subsidiary of Intelsat, Ltd. (the “Acquisition”). In addition, PanAmSat announced today that Intelsat Bermuda has priced approximately $2.34 billion aggregate principal amount of senior notes due 2013 and 2016. The net proceeds from these offerings will be used, together with cash on hand and amounts drawn under a new $600 million senior unsecured credit facility at Intelsat Bermuda, to consummate the Acquisition and to fund the purchase of certain outstanding notes of PanAmSat. The notes offerings and the Acquisition are expected to close on July 3, 2006, subject to the satisfaction or waiver of closing conditions.

The notes referred to above will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended (“the Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to PanAmSat Corporation’s plans to offer senior notes. These statements are based upon the current expectations and beliefs of both PanAmSat and PanAmSat Corporation’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include Intelsat (Bermuda), Ltd.’s inability to secure necessary regulatory approvals or the financing for, and to complete, its proposed acquisition of PanAmSat Holding Corporation. Additional risks and uncertainties include market conditions and other factors beyond both PanAmSat and PanAmSat Corporation’s control and the risk factors and other cautionary statements discussed  in PanAmSat Holding Corporation’s filings with the Securities and  Exchange Commission.

About PanAmSat

Through its owned and operated fleet of 24 satellites, PanAmSat Holding Corporation (NYSE:  PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, PanAmSat’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s Web site at www.panamsat.com.